Exhibit 10.35

APPOINTMENT OF SUCCESSOR TRUSTEE

Pursuant to the authority delegated to me by resolutions of the Compensation Committee of the Board of Directors of NewBridge Bancorp and NewBridge Bank on October 12, 2011 and ratified by the Board of Directors of both companies on October 19, 2011, and by Section 15(a) of the Trust Agreement for the Directors and Senior Management Deferred Compensation Plan and Directors Retirement Policy (the “Trust”), I hereby appoint NewBridge Bank as Successor Trustee of the Trust effective March 5, 2012, with the transfer of assets to occur as soon as administratively practicable following that date at such time and in such matter as determined by the resigning Trustee, Regions Bank, and the successor Trustee, NewBridge Bank.

This the 5th day of March, 2012.

NEWBRIDGE BANCORP

By:

Name:

	Title:	President and Chief Executive Officer

ACCEPTED:	NEWBRIDGE BANK

By:

Name:

Title: